CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated May 1, 2019, and to the incorporation by reference in Post-Effective Amendment No. 198 to the Registration Statement of Lincoln Variable Insurance Products Trust (Form N-1A, File No. 033-70742) of our report dated March 7, 2019 on the financial statements and financial highlights of the LVIP American Century Select Mid Cap Managed Volatility Fund included in the 2018 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 29, 2019